Press Release	Source: Reese Corp.

Reese Corp. Announces New President and Director

Ottawa – (BUSINESS WIRE) – July 6, 2006 9:10 am ET – Reese Corp. is pleased to announce that Christopher Crupi, CA has been appointed President, Chief Financial Officer and Director. Mr. Crupi’s first task will be to bring a proposal to shareholders to change the Company’s name to AmMex Gold Mining Corp., in order to better reflect its new focus on precious metals exploration in America and Mexico.

“Reese is fortunate to have an executive the caliber of Mr. Crupi take operational control” commented outgoing President and Director, Boris Machula, who has agreed to step down as President and resign as a Director of the Company, effective immediately.

Mr. Crupi is a Chartered Accountant specializing in a host of financial advisory services including M&A, capital formation, public listings and SEC governance issues. Chris was formerly a Vice President at PricewaterhouseCoopers, and is currently President and CFO of Paramount Gold Mining Corp., (“PGDP:OTC), a publicly-traded mining  exploration company.  He also serves as a director of a privately held mining exploration company.

 Mr. Crupi stated “I look forward to contributing to the growth of Reese and managing its transition and focus to mining exploration projects for gold and other precious metals. My first priorities will be to recruit an experienced and seasoned geology team and to acquire projects in proven resource areas in the United States and Mexico”.

About Reese Corp.

Reese Corp. is a precious metals exploration and development company. It is management's objective to grow Reese into a significant gold and precious metals producer by acquiring advanced-stage projects and/or producing mines in the most prolific precious metal districts in the world. The Company trades on the OTC market under the symbol “RESE.” For more information, please visit the Company’s web site at: www.ammexgoldmining.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Chris Crupi

613-226-7883